Exhibit 99.1

NEWS RELEASE

NASDAQ BOARD OF DIRECTORS GRANTS STAY TO RAMBUS

Securities to remain listed on Global Select Market

LOS ALTOS, Calif. – July 13, 2007 – Rambus Inc. (Nasdaq: RMBS) announced that it received a letter today from the Board of Directors of the Nasdaq Stock Market (the “Nasdaq Board”) informing the Company that the Nasdaq Board has called the May 25, 2007 decision of the Nasdaq Listing and Hearing Review Council (the “Listing Council”) for review. In its decision, the Listing Council had determined to suspend the Company’s securities from trading on July 20, 2007, if the Company did not file its delinquent quarterly and annual reports with the Securities and Exchange Commission by July 18, 2007. The Nasdaq Board has determined to stay the decision to suspend the Company’s securities from trading, pending further consideration from the Nasdaq Board. The Company’s securities will remain listed on the NASDAQ Global Select Market during the review by the Nasdaq Board.

Rambus intends to file its delinquent quarterly and annual reports as soon as practicable following the completion of its restatement. There can be no assurance that the Nasdaq Board review will be favorable to the Company.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus’ financial restatements, the Audit Committee’s independent investigation and the potential delisting of Rambus’ common stock from the Nasdaq Global Select Market. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by Rambus’ management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on the Nasdaq Global Select Market, the outcome of the Audit Committee’s independent investigation or any efforts to stay or extend any delisting from the Nasdaq Global Select Market. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described in Rambus’ periodic reports filed with the SEC. Rambus undertake no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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RMBSFN

Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com